Exhibit 10.5

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT, is entered into as of January 19, 2010, by and between First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company”), and Leonard V. Lombardi (“Executive”).

RECITALS

The Executive Compensation Committee of the Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a “Change of Control” (as defined below) of the Company. The Board believes that it is important to diminish the inevitable distraction of the Executive that would result from the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive to continue to devote Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefit arrangements upon the termination of Executive’s employment following a Change of Control. In order to accomplish these objectives, the Board has authorized the Company to enter into this Agreement with Executive.

AGREEMENT

Accordingly, Executive and the Company hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1. “Cause” for termination shall be deemed to exist if:

(a) The Executive is convicted of, or pleads guilty or nolo contendere to, any crime which constitutes a felony under the laws of the United States of America or of any state or territory thereof, and the commission of that felony resulted in, or was intended to result in, a loss (monetary or otherwise) to the Company, or any of their respective clients, customers, directors, officers or employees; or

(b) The Executive deliberately and intentionally fails or refuses to perform the Executive’s duties to the Company (other than during such time as the Executive is incapacitated due to an accident or illness or during the Executive’s regularly scheduled vacation periods) for a period of thirty (30) consecutive days following the receipt by the Executive of a notice from the Company sent by certified mail, return receipt requested, setting forth in detail the facts upon which the Company relies in concluding that the Executive has deliberately and intentionally refused to perform the Executive’s duties and indicating with specificity the duties that the Company demands that the Executive perform without delay.

1.2. “Change of Control” shall mean:

(a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section l3(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of common stock of the Company; or

(b) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of this Agreement, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(c) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of shares outstanding shares of the Company’s common stock immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such a Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

1.3. “Client” means any client or prospective client of the Company to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with Executive’s relationship with or employment by the Company.

1.4. “Code” means the Internal Revenue Code of 1986, as amended.

1.5. “Competitive Enterprise” means any business enterprise that either (a) engages in any activity closely associated with commercial banking or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, in a Restricted Territory, or (b) holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

1.6. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.7. “Good Reason” means:

(a) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position, authority, duties or responsibilities immediately prior to the Change of Control or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by the Executive;

(b) any requirement of the Company that Executive (i) be based anywhere more than fifty (50) miles from the office where Executive is located immediately prior to the Change of Control or (ii) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to the Change of Control; or

(c) (i) a reduction by the Company in Executive’s rate of annual base salary as in effect immediately prior to the Change of Control or (ii) the failure of the Company to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating or entitled to participate immediately prior to the Change of Control, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans).

1.8. “Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason.

1.9. “Restricted Territory” means the geographic area within a radius of fifty (50) air miles from the location of the Company’s office at which Executive’s employment was based as of the date of the termination of Executive’s employment.

1.10. “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

1.11. “Termination Period” means the period of time beginning with a Change of Control and ending one year following such Change of Control.

ARTICLE 2

SEVERANCE PAYMENT

2.1. Payments. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall pay to the Executive (or Executive’s beneficiary as provided in Article 5) severance payments on the first day of the calendar month following the month in which the Qualifying Termination occurred and each of the eleven (11) calendar months thereafter (the “Severance Period”), so that a total of twelve (12) consecutive monthly payments shall be made. The amount of each monthly severance payment shall be equal to one-twelfth (1/12) of the sum of the following: (a) Executive’s annual base salary immediately prior to the Change of Control, (b) the aggregate amount of all bonuses paid to Executive during the twelve-month period preceding the Change of Control, (c) the aggregate amount of all contributions by the Company for the account of Executive under the First Commonwealth Financial Corporation 401(k) Savings and Investment Plan and the First Commonwealth Financial Corporation Stock Ownership Plan during the twelve-month period preceding the Change of Control, and (d) the aggregate of all contributions by Executive and by the Company for the account of Executive to the Company’s Supplemental Executive Retirement Plan during the twelve-month period preceding the Change of Control.

2.2. Benefits. In addition to the monthly severance payments, during the Severance Period, the Company shall, at the Company’s sole cost and expense, continue to provide the

Executive and the Executive’s family with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed immediately prior to the Qualifying Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change of Control).

2.3. Severance Not Exclusive. The severance payments and benefits provided in this Article 2 shall be in addition to any other compensation or remuneration to which the Executive is, or shall become, entitled to receive from the Company.

2.4. Termination at Retirement Age. Notwithstanding anything to the contrary in this Agreement, the Executive shall no longer be entitled to receive severance payments and benefits pursuant to this Agreement beginning on the first day of the first calendar month after the Executive reaches “full retirement age” for purposes of receiving full Social Security benefits.

2.5. Release. The Company’s obligation to make any payment to Executive as described in this Article 2 is contingent upon Executive’s execution of a release, in form and substance reasonably satisfactory to the Company, that, in the opinion of the Company’s counsel, is effective to release the Company from all claims relating to Executive’s employment or the termination thereof, and the Company will have no obligation to make any payment unless and until such a release has become effective.

ARTICLE 3

LIMITATION ON PAYMENT OF BENEFITS

Notwithstanding anything to the contrary in this Agreement, if the payments and benefits pursuant to Article 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Company or any of its subsidiaries, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits pursuant to Article 2 hereof shall be reduced, in the manner determined by independent tax counsel selected as provided below, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Article 2 being non-deductible to the Company or such subsidiary pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of whether any reduction in the payments and benefits is to be made pursuant to Article 3 shall be based upon the written advice of independent tax counsel selected by the Company and reasonably acceptable to the Executive. The fees and expenses of the tax counsel shall be paid by the Company. The Company shall use its best efforts to cause such counsel to prepare the foregoing opinion as promptly as practicable, and in any event, within thirty (30) days after the date of the Qualifying Termination. The Company and the Executive agree to be bound by the determination of such tax counsel and to make appropriate payments to each other to give effect to the intent and purpose of this Article 3.

ARTICLE 4

TERM OF THIS AGREEMENT

This term of Agreement shall commence on the date of this Agreement and shall terminate on the earlier of (1) the date on Executive ceases to be a full time employee of the Company or any of its direct or indirect subsidiaries or (2) the third anniversary of the date of this Agreement (the earlier of such dates being the “Expiration Date”), except that if a Change of Control occurs prior to the Expiration Date, then the term of this Agreement shall continue until the later of (x) the end of the Termination Period, or (y) if a Qualifying Termination occurs during the Termination Period, the end of the Severance Period. Executive shall not be entitled to receive severance payments or benefits pursuant to this Agreement in connection with any Change of Control that occurs after the Expiration Date.

ARTICLE 5

BENEFICIARIES

If the Executive shall die after the occurrence of a Qualifying Termination, but prior to the payment of all of the monthly severance payments required by Article 2 hereof, then all remaining severance payments shall be paid to the beneficiary designated in writing by the Executive at the same time, and in the same amount, as would have been payable to the Executive. The designation of a beneficiary for purposes of this Article 5 shall be revocable during the lifetime of the Executive. If the Executive does not designate a beneficiary under this Agreement, the beneficiary shall be deemed to be the same person that the Executive designated with respect to the Executive’s group life insurance program maintained by the Company.

ARTICLE 6

COVENANTS NOT TO COMPETE OR SOLICIT CLIENTS

6.1. Non-Compete. During Executive’s employment with the Company and throughout the Severance Period (the “Restricted Period”), Executive shall not directly or indirectly (without the prior written consent of the Company) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise in the Restricted Territory and in connection with Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(a) that is substantially related to any activity that Executive was engaged in with the Company during the 12 months prior to the date of termination of Executive’s employment,

(b) that is substantially related to any activity for which Executive had direct or indirect managerial or supervisory responsibility with the Company during the 12 months prior to the date of termination of Executive’s employment, or

(c) that calls for the application of specialized knowledge or skills substantially related to those used by Executive in Executive’s activities with the Company during the 12 months prior to the date of termination of Executive’s employment.

6.2. Non-Solicitation. During the Restricted Period, Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client to transact business with a Competitive Enterprise in the Restricted Territory or to reduce or refrain from doing any business with the Company, (ii) interfere with or damage any relationship between the Company and a Client or (iii) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

6.3. Validity. The terms and provisions of this Article 6 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Executive’s future employment imposed by this Article 6 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Article 6 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

6.4. Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of Executive’s promises under this Article 6.

6.5. Cease Payments. In the event that Executive breaches Section 6.1 or 6.2, the Company’s obligation to make or provide payments or benefits under Article 2 shall cease, to the extent not already paid or provided.

ARTICLE 7

SUCCESSORS; BINDING AGREEMENT

7.1. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

7.2. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

7.3. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Executive, the Executive’s heirs, personal representatives, executors and administrators.

ARTICLE 8

ATTORNEY’S FEES

Each party will bear all attorney’s fees and related expenses in connection with or relating to the negotiation and enforcement of this Agreement; provided, that if Executive is wholly successful on the merits of any action or proceeding to enforce Executive’s rights under this Agreement, the Company shall reimburse all reasonable attorney’s fees and related expenses incurred by Executive in connection with such action or proceeding.

ARTICLE 9

EMPLOYMENT WITH SUBSIDIARIES

Employment with the Company for purposes of this Agreement shall include employment with any subsidiary of the Company.

ARTICLE 10

NO SETOFF

No amounts otherwise due or payable under this Agreement shall be subject to setoff by the Company.

ARTICLE 11

NOT A CONTRACT FOR EMPLOYMENT

This Agreement shall not in any way constitute an employment agreement between the Company and the Executive and it shall not oblige the Executive to continue in the employ of Company, nor shall it oblige the Company to continue to employ the Executive.

ARTICLE 12

RIGHTS UNDER OTHER PLANS AND AGREEMENTS

The severance benefits herein provided shall be in addition to, and are not intended to reduce, restrict or eliminate any benefit to which the Executive may otherwise be entitled by virtue of his termination of employment or otherwise.

ARTICLE 13

NOTICES

All notices and other communications required to be given hereunder shall be in writing and shall be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to the Executive, to the last address which the Executive shall provide to the Employer, in writing, for this purpose, but if the Executive has not then provided such an address, then to the last address of the Executive then on file with the Company; and if to the Company, then to the last address which the Company shall provide to the Executive, in writing, for this purpose, but if the Company has not then provided the Executive with such an address, then to:

President and Chief Executive Officer

First Commonwealth Financial Corporation

Old Courthouse Square

22 North Sixth Street

Indiana, Pennsylvania 15701

ARTICLE 14

GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, except for the laws governing conflict of laws. In the event that either party shall institute suit or other legal proceeding, whether in law or equity, the Courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction with respect thereto.

ARTICLE 15

ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the Company and the Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto. No term or provision of this Agreement may be changed, waived, amended or terminated except by a written instrument of equal formality to this Agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Change of Control Agreement as of the date set forth above.

(Corporate Seal)	FIRST COMMONWEALTH FINANCIAL CORPORATION

/s/ David R. Tomb Jr.	By:	/s/ John J. Dolan
Corporate Secretary		John J. Dolan
President and Chief Executive Officer

/s/ Heather Fuehrer		/s/ Leonard V. Lombardi
Witness		Leonard V. Lombardi